Filed Pursuant to Rule 424(b)(3)

Registration No. 333-141001

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS, DATED JUNE 13, 2007)

URANIUM STAR CORP.

89,485,839 Shares of Common Stock

This prospectus supplement, dated October 19, 2007, supplements the prospectus, dated June 13, 2007, of Uranium Star Corp. relating to the resale by the selling shareholders of up to 89,485,839 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

This investment involves a high degree of risk.  See "Risk Factors" beginning on page 3 of the prospectus.

Neither the United States Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

SELLING SHAREHOLDERS

The information in the table appearing under the caption “Selling Shareholders” on page 10 of the prospectus is amended to reflect the transfer from Lakeview Fund, LP to Lakeview Master Fund, Ltd. of 288,543 shares of common stock and warrants to purchase 2,194,246 shares of common stock by amending the holdings of the Lakeview Fund, LP and adding Lakeview Master Fund, Ltd as a selling shareholders as set forth below. All other information in the Selling Shareholder table remains the same.  The table assumes that all warrants are exercised into shares of our common stock, that all such shares of common stock are sold pursuant to this offering and that no other shares of our common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering.

	Common Shares Owned Before Offering	Common Shares Issuable Upon Exercise of Warrants Held	Total Number of Common Shares to be Offered for Shareholder's Account	Total Common Shares Owned After Offering	Percentage of Common Shares Owned After Offering
Lakeview Fund, LP (17)	27,057	257,193	284,250	0	0
Lakeview Master Fund, Ltd. (17)	288,543	2,742,807	3,031,350	0	0

(17)

Ari Levy has voting and investment discretion over securities held by Lakeview Fund, LP and Lakeview Master Fund, Ltd.  Mike Nicholas also has voting control over those securities.

The date of this prospectus supplement is October 19, 2007.